SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

Silicon Laboratories Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

826919102

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No. 826919102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Austin Ventures IV-A, L.P. (“AV IV-A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
315,688 shares, except that AV Partners IV, L.P. (“AVP IV”), the general partner of AV IV-A, may be deemed to have sole power to vote these shares, and Joseph C. Aragona (“Aragona”), Kenneth P. DeAngelis (“DeAngelis”), Jeffery C. Garvey (“Garvey) and William P. Wood (“Wood”), the general partners of AVP IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
315,688 shares, except that AVP IV, the general partner of AV IV-A, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey and Wood, the general partners of AVP IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 315,688

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.7%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 826919102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Austin Ventures IV-B, L.P. (“AV IV-B”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
662,312 shares, except that AVP IV, the general partner of AV IV-B, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey and Wood, the general partners of AVP IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
662,312 shares, except that AVP IV, the general partner of AV IV-B, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey and Wood,  the general partners of AVP IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 662,312

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.4%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 826919102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) AV Partners IV, L.P. Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
989,854 shares, of which 11,854 are directly owned by AVP IV, 315,688 are directly owned by AV IV-A and 662,312 are directly owned by AV IV-B.  AVP IV, the general partner of AV IV-A and AV IV-B, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey and Wood, the general partners of AVP IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
989,854 shares, of which 11,854 are directly owned by AVP IV, 315,688 are directly owned by AV IV-A and 662,312 are directly owned by AV IV-B. AVP IV, the general partner of AV IV-A and AV IV-B, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey and Wood, the general partners of AVP IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 989,854

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 826919102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Austin Ventures V, L.P. (“AV V”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,651,000 shares, except that AV Partners V, L.P. (“AVP V”), the general partner of AV V, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey, John D. Thornton (“Thornton”), Blaine F. Wesner (“Wesner”) and Wood, partners of AVP V, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,651,000 shares, except that AVP V, the general partner of AV V, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Thornton, Wesner and Wood, partners of AVP V, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,651,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.4%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 826919102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Austin Ventures V Affiliates Fund, L.P. (“AV V A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
175,000 shares, except that AVP V, the general partner of AV V A, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey, Thornton, Wesner and Wood, partners of AVP V, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
175,000 shares, except that AVP V, the general partner of AV V A, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Thornton, Wesner and Wood, partners of AVP V, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 826919102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) AV Partners V, L.P. Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,826,000 shares, of which 1,651,000 are directly owned by AV V and 175,000 are directly owned by AV V A.  AVP V, the general partner of AV V and AV V A, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey, Thornton, Wesner and Wood, partners of AVP V, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,826,000 shares, of which 1,651,000 are directly owned by AV V and 175,000 are directly owned by AV V A. AVP V, the general partner of AV V and AV V A, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Thornton, Wesner and Wood, partners of AVP V, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,826,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.8%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 826919102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Joseph C. Aragona Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
198,430 shares, of which 14,862 are directly owned by Aragona and 183,568 are directly owned by Aragona, Ltd., a Texas limited partnership, and Aragona, the sole general partner of Aragona, Ltd, may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
2,862,262 shares, of which 315,688 are directly owned by AV IV-A, 662,312 are directly owned by AV IV-B, 11,854 are directly owned by AVP IV, 1,651,000 are directly owned by AV V, 175,000 are directly owned by AV V A, 16,008 are directly owned by AVP Management Services, Inc. (“AVP Management”), a Texas corporation, and 30,400 are directly owned by the Sandra & Joseph Aragona Family Foundation (“Aragona Foundation”), a Texas non-profit corporation. Aragona is a general partner of both AV IV, the general partner of AV IV-A and AV IV-B, and AVP V, the general partner of AV V and AV V A, has a controlling interest in AVP Management and is a trustee of the Aragona Foundation, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
198,430 shares, of which 14,862 are directly owned by Aragona and 183,568 are directly owned by Aragona, Ltd., a Texas limited partnership, and Aragona, the sole general partner of Aragona, Ltd, may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
2,862,262 shares, of which 315,688 are directly owned by AV IV-A, 662,312 are directly owned by AV IV-B, 11,854 are directly owned by AVP IV, 1,651,000 are directly owned by AV V, 175,000 are directly owned by AV V A, 16,008 are directly owned by AVP Management, and 30,400 are directly owned by the Aragona Foundation. Aragona is a general partner of both AV IV, the general partner of AV IV-A and AV IV-B, and AVP V, the general partner of AV V and AV V A, has a controlling interest in AVP Management and is a trustee of the Aragona Foundation, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,060,692

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 826919102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kenneth P. DeAngelis Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
174,138 shares, of which 73,092 are directly owned by DeAngelis and 101,046 are directly owned by DeAngelis, Ltd., a Texas limited partnership, and DeAngelis, the sole general partner of DeAngelis, Ltd., may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
2,831,862 shares, of which 315,688 are directly owned by AV IV-A, 662,312 are directly owned by AV IV-B, 11,854 are directly owned by AVP IV, 1,651,000 are directly owned by AV V, 175,000 are directly owned by AV V A and 16,008 are directly owned by AVP Management. DeAngelis is a general partner of both AV IV, the general partner of AV IV-A and AV IV-B, and AVP V, the general partner of AV V and AV V A, and has a controlling interest in AVP Management and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
174,138 shares, of which 73,092 are directly owned by DeAngelis and 101,046 are directly owned by DeAngelis, Ltd., a Texas limited partnership, and DeAngelis, the sole general partner of DeAngelis, Ltd., may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
2,831,862 shares, of which 315,688 are directly owned by AV IV-A, 662,312 are directly owned by AV IV-B, 11,854 are directly owned by AVP IV, 1,651,000 are directly owned by AV V, 175,000 are directly owned by AV V A and 16,008 are directly owned by AVP Management. DeAngelis is a general partner of both AV IV, the general partner of AV IV-A and AV IV-B, and AVP V, the general partner of AV V and AV V A, and has a controlling interest in AVP Management and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,006,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.2%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 826919102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jeffery C. Garvey Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
90,748 shares, of which 87,366 are directly owned by Garvey and 3,382 are directly owned by Garvey, Ltd., a Texas limited partnership, and Garvey, the general partner of Garvey, Ltd., may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
2,815,854 shares, of which 315,688 are directly owned by AV IV-A, 662,312 are directly owned by AV IV-B, 11,854 are directly owned by AVP IV, 1,651,000 are directly owned by AV V and 175,000 are directly owned by AV V A. Garvey is a general partner of both AV IV, the general partner of AV IV-A and AV IV-B, and AVP V, the general partner of AV V and AV V A, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
90,748 shares, of which 87,366 are directly owned by Garvey and 3,382 are directly owned by Garvey, Ltd., a Texas limited partnership, and Garvey, the general partner of Garvey, Ltd., may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
2,815,854 shares, of which 315,688 are directly owned by AV IV-A, 662,312 are directly owned by AV IV-B, 11,854 are directly owned by AVP IV, 1,651,000 are directly owned by AV V and 175,000 are directly owned by AV V A. Garvey is a general partner of both AV IV, the general partner of AV IV-A and AV IV-B, and AVP V, the general partner of AV V and AV V A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,906,602

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 826919102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John D. Thornton Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
115,564 shares, of which 6,631 are directly owned by Thornton and 108,933 are directly owned by John Thornton Family I, Ltd. (“Family I”), a Texas limited partnership, and Thornton, the sole general partner of Family I, may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
1,842,008 shares, of which 1,651,000 are directly owned by AV V, 175,000 are directly owned by AV V A and 16,008 are directly owned by AVP Management. Thornton is a general partner of AVP V, the general partner of AV V and AV V A, and has a controlling interest in AVP Management, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
115,564 shares, of which 6,631 are directly owned by Thornton and 108,933 are directly owned by Family I, and Thornton, the sole general partner of Family I, may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
1,842,008 shares, of which 1,651,000 are directly owned by AV V, 175,000 are directly owned by AV V A and 16,008 are directly owned by AVP Management. Thornton is a general partner of AVP V, the general partner of AV V and AV V A, and has a controlling interest in AVP Management, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,957,572

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 826919102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blaine F. Wesner Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 130,877 shares.

6.

Shared Voting Power
1,842,008 shares, of which 1,651,000 are directly owned by AV V, 175,000 are directly owned by AV V A and 16,008 are directly owned by AVP Management. Wesner is a general partner of AVP V, the general partner of AV V and AV V A, and has a controlling interest in AVP Management, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 130,877 shares.

8.

Shared Dispositive Power
1,842,008 shares, of which 1,651,000 are directly owned by AV V, 175,000 are directly owned by AV V A and 16,008 are directly owned by AVP Management. Wesner is a general partner of AVP V, the general partner of AV V and AV V A, and has a controlling interest in AVP Management, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,972,885

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 826919102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) William P. Wood Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
810,565 shares, of which 424,391 are directly owned by Wood, 235,752 are directly owned by direct family members, over which shares Wood has custodial control, and 150,422 shares are directly owned by Silverton Partners, L.P. (“Silverton”), a Texas limited partnership, and Wood, the sole general partner of Silverton, may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
2,820,254 shares, of which 315,688 are directly owned by AV IV-A, 662,312 are directly owned by AV IV-B, 11,854 are directly owned by AVP IV, 1,651,000 are directly owned by AV V, 175,000 are directly owned by AV V A and 4,400 are directly owned by the Silverton Foundation, a Texas non-profit corporation. Wood is a general partner of AV IV, the general partner of AV IV-A and AV IV-B, and a partner of AVP V, the general partner of AV V and AV V A, and is a trustee of the Silverton Foundation, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
810,565 shares, of which 424,391 are directly owned by Wood, 235,752 are directly owned by direct family members, over which shares Wood has custodial control, and 150,422 shares are directly owned by Silverton, and Wood, the sole general partner of Silverton, may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
2,820,254 shares, of which 315,688 are directly owned by AV IV-A, 662,312 are directly owned by AV IV-B, 11,854 are directly owned by AVP IV, 1,651,000 are directly owned by AV V, 175,000 are directly owned by AV V A and 4,400 are directly owned by the Silverton Foundation, a Texas non-profit corporation. Wood is a general partner of AV IV, the general partner of AV IV-A and AV IV-B, and a partner of AVP V, the general partner of AV V and AV V A, and is a trustee of the Silverton Foundation, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,630,819

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.5%

12.	Type of Reporting Person (See Instructions) IN

This statement amends the Statement on 13(G) filed by Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P., AV Partners IV, L.P., Austin Ventures V, L.P., Austin Ventures V Affiliates Fund, L.P., AV Partners V, L.P., Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, John D. Thornton, Blaine F. Wesner and William P. Wood. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

ITEM 4.                                                     OWNERSHIP

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2001:

(a)                                  Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)                                 Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)                                  Number of shares as to which such person has:

(i)                                     Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)                                  Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)                               Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)                              Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2002

AUSTIN VENTURES IV-A, L.P.	/s/ John Nicholson
By AV Partners IV, L.P.,	Signature
Its General Partner
John Nicholson
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES IV-B, L.P.	/s/ John Nicholson
By AV Partners IV, L.P.,	Signature
Its General Partner
John Nicholson
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS IV, L.P.	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES V, L.P.	/s/ John Nicholson
By AV Partners V, L.P.,	Signature
Its General Partner
John Nicholson
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES V AFFILIATES FUND, L.P.	/s/ John Nicholson
By AV Partners V, L.P.,	Signature
Its General Partner
John Nicholson
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS V, L.P.	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

JOSEPH C. ARAGONA	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

KENNETH P. DeANGELIS	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

JEFFERY C. GARVEY	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

JOHN D. THORNTON	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

BLAINE F. WESNER	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

WILLIAM P. WOOD	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page
Exhibit A: Agreement of Joint Filing	18

Exhibit B: Reference to John Nicholson as Attorney-In-Fact	19

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Silicon Laboratories Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

EXHIBIT B

REFERENCE TO JOHN NICHOLSON AS ATTORNEY-IN-FACT

                John Nicholson has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.